Exhibit 10.8.3

THIS SECONDARY REIT SENIOR DEBT WAREHOUSE AGREEMENT (this “Agreement”), dated and effective as of December 13, 2005 (the “Effective Date”), is made by and between Merrill Lynch International, a company organized under the laws of England and Wales (“MLI”) and Taberna Funding, LLC, a Delaware limited liability company (“Taberna”).

RECITALS:

WHEREAS, as contemplated by an Engagement Letter dated as of June 30, 2005 (as the same may be amended, supplemented and otherwise modified and in effect from time to time, the “Engagement Letter”), between Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Taberna, the parties thereto intend to arrange for the formation of a special purpose entity under the laws of the Cayman Islands (the “Issuer”) and a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Co-Issuers”) for the purpose of (i) acquiring a portfolio consisting of trust preferred securities issued by REITs (this and certain other capitalized terms used herein being hereinafter defined) or REOCs (the “Capital Securities”). REIT senior debt (the “REIT Senior Debt”) and subordinated debt issued by REITs or REOCs (the “Subordinated Debt” and, together with the Capital Securities, the REIT Senior Debt and certain other investments and assets are herein collectively referred to as the “Collateral Debt Securities”), and (ii) issuing a combination of notes and equity securities (collectively, the “Securities”) in the aggregate amount of approximately $650 million in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and exempt under Rule 3a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”) to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) or certain institutional “accredited investors” (as defined in Rule 501(a) under the Securities Act) within the United States or to certain investors that are not U.S. Persons (as defined in Regulation S under the Security Act, “Regulation S”) that are also such “qualified institutional buyers” in offshore transactions in accordance with Regulation S (the “Offering”); and

WHEREAS, Taberna’s Affiliate, Taberna Capital Management LLC (“TCM”), will act as collateral manager to the Issuer with respect to the Collateral Debt Securities (TCM in such capacity, the “Collateral Manager”); and

WHEREAS, MLPFS and Taberna have relationships with certain REITs that may have an interest in issuing REIT Senior Debt to be purchased by the Co-Issuers; and

WHEREAS, MLPFS and the Collateral Manager may determine that such REIT Senior Debt to be issued by such REIT should be purchased as Collateral Debt Securities prior to the date of closing of the Offering; and

WHEREAS, upon the terms and subject to the conditions hereinafter set forth, MLI agrees to purchase such Collateral Debt Securities and warehouse them prior to the Closing Date (all such Collateral Debt Securities so acquired prior to the Closing Date are herein collectively referred to as the “Warehouse Portfolio”).

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NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Engagement Letter.

“Accumulation Period” means the period commencing on the date of satisfaction of each of the conditions set forth in Section 3(B) and ending on the Termination Date.

“Affiliate” means, in relation to any specified Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer, employee, member or general partner of (i) such Person or (ii) any such other Person described in clause (a) above. For the purposes of this definition, “control” of a Person means the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Net Gain” means the excess, if any, of (a) the aggregate amount of all Net Gains over (b) the aggregate amount of all Net Losses.

“Aggregate Net Loss” means the excess, if any, of (a) the aggregate amount of all Net Losses over (b) the aggregate amount of all Net Gains.

“Bid Price” has the meaning ascribed thereto in Section 2(A).

“Business Day” means any day of the year other than a Saturday, Sunday or other day on which commercial banking institutions in New York City and London, England are authorized or obligated by law, regulation or executive order to be closed.

“Carry Period” means, with respect to each Collateral Debt Security, the period commencing on (and including) the settlement date on which MLI acquired such Collateral Debt Security and ending on (and excluding) the date on which such Collateral Debt Security is sold or liquidated by MLI in accordance with Section 4 or 5.

“Carry Spread” means, with respect to a Collateral Debt Security, the effective spread (determined as a spread over the prevailing London interbank offered rate for three-month deposits (as in effect from time to time) for the period that includes the first day of the Carry Period for such Collateral Debt Security by MLI in good faith in accordance with generally accepted financial practice, which determination shall be conclusive and binding on the parties hereto absent manifest error) on such Collateral Debt Security on the first day of the Carry Period for such Collateral Debt Security implied by the MLI Purchase Price (expressed on a “clean” basis).

“Closing” or “Closing Date” means the date on which the Securities are issued in the Offering.

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“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Credit Risk Security” means any Collateral Debt Security with respect to which MLI and Taberna mutually determine in good faith has a significant risk of declining in credit quality and, with lapse of time, may become a Defaulted Security.

“Defaulted Security” means any Collateral Debt Security with respect to which (i) the maturity of all or a portion of any payment due under such obligation is accelerated; (ii) there has occurred and is continuing a default as to payment of principal and/or interest, which default entitles the holders thereof, with notice or passage of time or both, to accelerate the maturity of all or a portion of the principal amount of such obligation, but only until such default or event of default has been cured or waived; (iii) the issuer thereof is in default as to payment of principal and/or interest on another obligation (and such default has not been cured or waived) which is senior or pari passu in right of payment to such Collateral Debt Security; (iv) the rating of such Collateral Debt Security by either Rating Agency falls to “CCC” (or equivalent) or below (or is suspended or withdrawn); or (v) the issuer thereof becomes bankrupt or insolvent or otherwise subject to governmental or regulatory intervention.

“Designated Purchaser” has the meaning set forth in Section 4.

“Designated Purchaser Purchase Price” means, with respect to any Collateral Debt Security on any date of determination, the sum of (a) (i) the MLI Purchase Price with respect to such Collateral Debt Security plus (ii) accrued interest on such Collateral Debt Security through such date, plus (iii) if applicable and a positive number, the Notional Hedge Adjustment, minus (b) the sum of (i) the aggregate of all payments (including as a result of a tender or other consent solicitation) of principal of and interest on such Collateral Debt Security made on or prior to such date, plus (ii) if applicable and a negative number, the absolute value of the Notional Hedge Adjustment.

“Escrow Account” has the meaning ascribed to it in Section 4(B).

“Ineligible Security” means any Collateral Debt Security in the Warehouse Portfolio (other than Credit Risk Security or a Defaulted Security) which, during the related Carry Period, becomes ineligible for sale to the Designated Purchaser on the Settlement Date as a result of the failure of such Collateral Debt Security to conform to the investment criteria established by the Rating Agencies as applicable to the Offering on the Closing Date.

“Last Look Period” has the meaning ascribed thereto in Section 2(A).

“LIBOR” means, for each LIBOR Period, the offered rate, as determined by MLI, for dollar deposits in the London interbank market of one month that appears on Telerate Page 3750 (or such other page as may replace such Telerate Page 3750 for the purpose of displaying comparable rates) as of 11:00 a.m. (New York time) on the date two LIBOR Banking Days prior to the first day of such LIBOR Period.

“LIBOR Banking Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York and London.

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“LIBOR Period” means (a) the period commencing on and including the date hereof and ending on but excluding the one-month anniversary of the date hereof and (b) each period thereafter commencing on and including the day following the last day of the immediately preceding LIBOR Period and ending on but excluding the one-month anniversary of the first day of such LIBOR Period.

“Liquidation Procedures” has the meaning ascribed thereto in Section 6.

“Market Makers” has the meaning ascribed thereto in Section 6.

“MLI Purchase Price” means, with respect to any Collateral Debt Security, the purchase price paid by MLI (in accordance with Section 2 below) for such Collateral Debt Security (inclusive of amounts attributable to accrued interest thereon at the time of purchase by MLI).

“Net Gain” means, with respect to any Collateral Debt Security sold by MLI in accordance with Section 5, the excess, if any, of (a) the net proceeds received by MLI from such sale, minus (b) the Designated Purchaser Purchase Price of such Collateral Debt Security, computed as of the Settlement Date.

“Net Loss” means, with respect to any Collateral Debt Security sold by MLI in accordance with Section 5, the excess, if any, of (a) the Designated Purchaser Purchase Price of such Collateral Debt Security computed as of the Settlement Date minus (b) the net proceeds received by MLI from such sale.

“Notional Hedge Adjustment” means, with respect to any Notional Hedge Security, the sum (which may be a positive or negative number) of (i) the aggregate amount of all Notional Interim Hedge Payments that would have been made on or prior to such date with respect to the related Notional Hedge Agreement, plus (ii) the aggregate amount of all Notional Hedge Termination Payments that would have been made on or prior to such date with respect to any related Hedge Agreement, minus (iii) the aggregate amount of all Notional Interim Hedge Receipts that would have been received on or prior to such date with respect to the related Notional Hedge Agreement, minus (iv) the aggregate amount of all Notional Hedge Termination Receipts that would have been received on or prior to such date with respect to the related Notional Hedge Agreement. MLI shall determine the Notional Hedge Adjustment in accordance with generally accepted financial practice and such determination shall be conclusive and binding on the parties hereto absent manifest error.

“Notional Hedge Agreement” means, with respect to any Notional Hedge Security, one or more interest rate protection arrangements that would be entered into by a hypothetical owner of such Notional Hedge Security in order to hedge against the risk of depreciation in the market value thereof by reason of an increase in interest rates. MLI shall determine the terms of each Notional Hedge Agreement in accordance with generally accepted financial practice and such determination shall be conclusive and binding on the parties hereto absent manifest error. Nothing herein shall be construed or be deemed to require that MLI enter into a hedge agreement with the same or substantially similar terms as the Notional Hedge Agreement; provided, that if MLI elects to enter into a hedge agreement, such hedge agreement shall be prima facie evidence of the terms of a Notional Hedge Agreement.

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“Notional Hedge Security” means any Collateral Debt Security that MLI determines in good faith prior to the acquisition thereof bears the risk of depreciation in market value of such Collateral Debt Security by reason of an increase in interest rates during the Carry Period for such Collateral Debt Security, which determination shall be conclusive and binding on the parties hereto absent manifest error; provided, that MLI may determine that, notwithstanding such risk, that a Collateral Debt Security is not a Notional Hedge Security, which determination shall be conclusive and binding on the parties hereto absent manifest error.

“Notional Hedge Termination Payment” means the amount payable by the hypothetical interest rate swap protection buyer in respect of the termination of any Notional Hedge Agreement in connection with any delivery to the Designated Purchaser, or any liquidation, of any Collateral Debt Security hereunder.

“Notional Hedge Termination Receipt” means the amount payable to the hypothetical interest rate swap protection buyer in respect of the termination of any Notional Hedge Agreement in connection with any delivery to the Designated Purchaser, or any liquidation, of any Collateral Debt Security hereunder.

“Notional Interim Hedge Payments” means all payments (excluding Hedge Termination Payments) payable by the hypothetical interest rate swap protection buyer pursuant to any Notional Hedge Agreement.

“Notional Interim Hedge Receipts” means all receipts (excluding Hedge Termination Receipts) payable to the hypothetical interest rate swap protection buyer pursuant to any Notional Hedge Agreement.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Placement Agreement” means a placement agency and/or other agreement between MLPFS and the Designated Purchaser and pursuant to which MLPFS will be retained as the sole note purchaser and/or placement agent, as applicable, in respect of the Securities.

“Pledged Collateral Income” means the interest and other income on the Collateral (as determined by MLI in good faith, which determination shall be conclusive and binding on the parties hereto absent manifest error).

“Pledged Collateral Amount” means $2,500,000.

“Pricing Date” means the date on which MLPFS and the Co-Issuers have priced the Securities.

“Rating Agencies” means Fitch Inc. (“Fitch”) and Standard & Poor’s Ratings Services (“S&P”).

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“REIT” means a real estate investment trust, company or other organization within the meaning of Section 856 of the Code or any successor provision.

“REOC” means a real estate operating company, trust or other organization that does not satisfy the requirements of Sections 856 through 860 of the Code or any successor provision.

“Securities” means the securities to be issued by the Designated Purchaser in a transaction (i) exempt from the registration requirements of the Securities Act of 1933, as amended and (ii) that will not require the Designated Purchaser to register as an “investment company” under the Investment Company Act of 1940, as amended.

“Settlement Date” means, with respect to each Collateral Debt Security included in the Warehouse Portfolio the date on which such Collateral Debt Security is sold or liquidated by MLI pursuant to Section 4 or 5.

“Taberna Credit Enhancement Fee” means, with respect to any Collateral Debt Security, an amount obtained by (a) calculating for each day during the Carry Period for such Collateral Debt Security the product of (i) the Designated Purchaser Purchase Price on such day (calculated without regard to any Notional Hedge Adjustment) multiplied by (ii) the Taberna Credit Enhancement Spread divided by (iii) 360 and (b) summing the products obtained pursuant to the foregoing clause (a) for each day during the Carry Period for such Collateral Debt Security.

“Taberna Credit Enhancement Spread” means a spread per annum equal to the positive difference (if any) between (i) the Carry Spread (expressed solely for this purpose as a spread percentage per annum) minus (ii) 0.875%.

“Taberna Event” means (i) Taberna fails to perform any of its obligations under Section 2(A) or 6 or (ii) the occurrence of a Material Adverse Change with respect to Taberna or an Affiliate of Taberna that has a material adverse effect on the ability of the Pricing Date to occur, as determined in good faith and on a commercially reasonable basis by MLI. For purposes of this definition, a “Material Adverse Change” shall mean the occurrence of any one of the following events: (x) a material adverse change in the business, financial condition and operations of Taberna or an Affiliate of Taberna has occurred and is continuing; (y) Taberna or an Affiliate of Taberna shall commit any act of adjudicated intentional misconduct that constitutes fraud, misappropriation or embezzlement, or other criminal activity that is materially injurious to MLI or the offering of the Securities or has a material adverse effect on the marketability of the Securities; and/or (z) Taberna or an Affiliate of Taberna is wound up or dissolved or there is appointed over it or a substantial part of its assets a receiver, administrator, administrative receiver, trustee or similar officer.

“Termination Date” means the earliest to occur of (i) the termination of the Engagement Letter; (ii) the occurrence of a Taberna Event; (iii) the election of Taberna to terminate this Agreement as provided in Section 2(B), (iv) the Closing Date and (v) December 31, 2005, unless extended by the mutual written agreement of each party hereto.

“Trustee” means JPMorgan Chase Bank, as trustee of the Securities.

Taberna IV Secondary REIT Senior Warehouse Agreement

2. Accumulation of Collateral Debt Securities.

(A) During the Accumulation Period, Taberna will identify each Collateral Debt Security for inclusion in the Warehouse Portfolio and the bid price (the “Bid Price”) for such Collateral Debt Security and, subject to the satisfaction of the conditions set forth in Section 3, MLI shall purchase any Collateral Debt Security identified by Taberna at a price no greater than the Bid Price. MLI shall hold all such Collateral Debt Securities in one or more accounts established by MLI on or prior to the date hereof (collectively, the “Warehouse Account”) pending the sale of such Collateral Debt Securities pursuant to Section 4 or 5. Taberna shall provide MLI the opportunity to offer for sale any investment available in the secondary market for inclusion as a Collateral Debt Security in the Warehouse Portfolio on pricing terms equivalent to or better than those then-prevailing in the market if offered by MLI within the period (the “Last Look Period”) commencing on the date on which the exact identity and satisfactory ratings by the Rating Agencies and scores of such Collateral Debt Security have been received by MLI and ending (x) in the case where MLI expects, in its sole determination, to be able to locate such investment in the secondary market, 2 Business Days thereafter and (y) in all other cases, one Business Day thereafter; provided, that Taberna may accept or reject in its sole discretion any other offers not made in accordance with this sentence. The aggregate MLI Purchase Price for all Collateral Debt Securities held in the Warehouse Account and Escrow Account or previously held but since liquidated pursuant to Section 5 (the “Combined Purchase Price”) shall not at any time exceed U.S.$50,000,000. With respect to each Collateral Debt Security held in the Warehouse Account or Escrow Account, MLI shall be entitled, following notice to and (unless a Taberna Event has occurred and is continuing) consultation with Taberna, to exercise any and all other rights (including without limitation, voting and exchange rights) with respect to such Collateral Debt Security.

(B) Although this Agreement evidences MLI’s willingness on the date hereof to acquire Collateral Debt Securities hereunder for inclusion in the Warehouse Portfolio, Taberna acknowledges and agrees that (consistent with MLI’s treatment of this Agreement for purposes of regulatory capital rules of the U.K. Financial Services Authority applicable to MLI) MLI may, subject to the proviso (a) of Section 3(A), at any time give notice to Taberna, stating that MLI does not wish to acquire any additional Collateral Debt Securities hereunder (following the receipt of which by Taberna no further acquisitions shall be effected); provided, that following such notice Taberna may give notice to MLI that Taberna wishes to terminate this Agreement (in which event the parties agree, and MLPFS by its signature below agrees, that this Agreement shall terminate).

(C) Except as otherwise expressly set forth in Section 3(C), MLI shall be entitled to retain for its own benefit all distributions of principal, interest and/or other amounts received by MLI or otherwise accrued but unpaid in respect of any Collateral Debt Security constituting part of the Warehouse Portfolio during the Carry Period for such Collateral Debt Security; provided, that payments of principal of and interest on a Collateral Debt Security received by MLI will reduce the Designated Purchaser Purchase

Taberna IV Secondary REIT Senior Warehouse Agreement

Price with respect to such Collateral Debt Security as contemplated by the definition of “Designated Purchaser Purchase Price”.

(D) Upon the request of Taberna, MLI shall make available to it information with respect to the hedge position (if any) with respect to each Collateral Debt Security held in the Warehouse Account or Escrow Account.

3. Conditions to Accumulation. The obligation of MLI to acquire any Collateral Debt Security for inclusion in the Warehouse Account in accordance with Section 2 is subject to the satisfaction of the following conditions:

(A)	With respect to any Collateral Debt Security proposed for inclusion in the Warehouse Account: (i) each of MLPFS and Taberna shall have approved of the inclusion of such Collateral Debt Security in the Warehouse Account; (ii) such Collateral Debt Security shall satisfy the criteria set forth in Annex A hereto; and (iii) MLI shall have given prior consent, in its sole discretion, to the acquisition of such Collateral Debt Security; provided, that (a) within 2 Business Days after its receipt of Taberna’s proposal to MLI to acquire any Collateral Debt Security, MLI shall notify Taberna of its consent thereto, or rejection thereof; (b) once MLI has given consent to the inclusion in the Warehouse Portfolio of any Collateral Debt Security issued in connection with a direct origination, such consent may not thereafter be revocable; and (c) with respect to Collateral Debt Securities available in the secondary market, MLI shall notify Taberna of its consent to, or rejection of, the inclusion of such Collateral Debt Security within the Last Look Period.

(B)	Taberna shall pay or cause an Affiliate of Taberna to pay to MLI on or prior to the Effective Date an amount equal to the Pledged Collateral Amount.

(C)	MLI will pay Taberna the Pledged Collateral Income on the 3rd day of each calendar month for the period beginning on the first day of the prior calendar month and ending on the last day of such month (or, in the case of the first Pledged Collateral Income period, for the period beginning on the Effective Date and ending on the last day of December, 2005).

(D)	On the later of (x) the Termination Date and (y) the last date on which any Collateral Debt Security is sold pursuant to the Liquidation Procedures (and in any event no later than the date that is 30 days after the Termination Date), MLI will pay the Pledged Collateral Amount (to the extent remaining after deduction of any amount owing to MLI as provided in Section 5) to Taberna.

4. Sale of Collateral Debt Securities to Designated Purchaser. The parties hereto agree that upon the request of Taberna and provided that the Pricing Date has occurred, MLI shall sell to one or more purchasers designated by Taberna (each, a “Designated Purchaser”), and the Designated Purchaser(s) shall purchase from MLI, each Collateral Debt Security (other than any Collateral Debt Security that becomes a Defaulted Security or Ineligible Security on or prior to the Closing Date) held in the Warehouse Account subject to the following terms:

(A) if a Collateral Debt Security becomes a Credit Risk Security or a Defaulted Security on or prior to the Closing Date or is an Ineligible Security on the Closing Date, the Designated Purchaser’s obligation to purchase such Collateral Debt Security will terminate upon notice of such event from MLI to Taberna;

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(B) on the Business Day occurring on or after the Pricing Date and in no event later than ten (10) days before the Closing Date, and from time to time as necessary thereafter, MLI shall transfer and assign each Collateral Debt Security eligible to be purchased by the Designated Purchaser (together with any amounts received by MLI in connection with any calls, tenders or consents in respect of such Collateral Debt Security) from the Warehouse Account to an account (the “Escrow Account”) maintained by the Trustee, as escrow agent (in such capacity, the “Escrow Agent”) pursuant to an escrow agreement to be entered into by and between the Designated Purchaser, the Escrow Agent and MLI (providing for the delivery of each Collateral Debt Security to the Designated Purchaser on the Closing Date against payment of the Designated Purchaser Purchase Price therefor), and upon receipt of the Designated Purchaser Purchase Price, MLI shall have no further right, title or interest in such Collateral Debt Security, except to the extent required to permit MLI to effect a liquidation pursuant to Section 5; and

(C) On the Closing Date, if any, MLI shall pay to Taberna an amount equal to the Taberna Credit Enhancement Fee.

5. Liquidation of Collateral Debt Securities. Upon (i) the termination of the Designated Purchaser’s obligation to purchase a Collateral Debt Security as described in Section 4(A) above or (ii) at the direction of any party hereto as provided in Section 5(C) below, the related Collateral Debt Security shall be liquidated in accordance with the Liquidation Procedures and as follows:

(A) If the Closing Date does not occur on or prior to the Termination Date for any reason other than as a result of a Taberna Event, then: (i) MLI shall have no further obligation to purchase, finance or warehouse any Collateral Debt Security under this Agreement; (ii) MLI shall liquidate all of the Collateral Debt Securities held in the Warehouse Account and the Escrow Account (other than those previously liquidated pursuant to clause (C) below) in accordance with the Liquidation Procedures; (iii) Taberna shall be liable to MLI for the Aggregate Net Loss, if any, resulting from the liquidation of the Collateral Debt Securities under this clause (A); and (iv) MLI shall retain 100% of the Aggregate Net Gain, if any, resulting from the liquidation of the Collateral Debt Securities under this clause (A).

(B) If the Closing Date does not occur on or prior to the Termination Date as a result of a Taberna Event, then: (i) MLI shall have no further obligation to purchase, finance or warehouse any Collateral Debt Security under this Agreement; (ii) MLI shall liquidate all the Collateral Debt Securities held in the Warehouse Account and the Escrow Account (other than those previously liquidated pursuant to clause (C) below) in accordance with the Liquidation Procedures; (iii) Taberna shall promptly reimburse MLI for the Aggregate Net Loss, if any, resulting from the liquidation of the Collateral Debt Securities under this clause (B); and (iv) MLI shall retain 100% of the Aggregate Net

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Gain, if any, resulting from the liquidation of the Collateral Debt Securities under this clause (B).

(C) If any Collateral Debt Security purchased for inclusion in the Warehouse Portfolio under Section 2 becomes a Credit Risk Security or a Defaulted Security at any time during the related Carry Period or is determined to be an Ineligible Security on the Closing Date, then, at the request of either party hereto, the Liquidator shall liquidate such Collateral Debt Security in accordance with the Liquidation Procedures in Section 6. If the Closing Date does not occur on or prior to the Termination Date, then any Net Loss or Net Gain resulting from the prior liquidation of any Collateral Debt Security pursuant to this clause (C) will be included in the calculation of Aggregate Net Loss and Aggregate Net Gain for purposes of clause (A) or (B) above, as applicable. However, if the Closing Date does occur, Taberna shall be liable to MLI for the Aggregate Net Loss, if any, resulting from the liquidation of Collateral Debt Securities under this clause (C).

(D) Notwithstanding anything to the contrary herein contained or implied, the total liability of Taberna under this Agreement, will be limited to the sum (such sum, the “Liability Cap”) of (i) the Pledged Collateral Amount, plus (ii) accrued Pledged Collateral Income received, but not yet paid to Taberna, plus (iii) the Taberna Credit Enhancement Fee, unless the Closing Date does not occur as a result of a Taberna Event (other than a Taberna Event solely as a result of a material adverse change in the business, financial condition and operations of Taberna or an Affiliate of Taberna has occurred and is continuing) under Section 5(B), in which case there shall be no limit on the liability of Taberna under this Agreement. Any amount payable to Taberna by MLI or to MLI by Taberna under this Section 5 shall be paid on (i) if the Closing Date occurs prior to the Termination Date, the Closing Date and (ii) otherwise, the last date on which any Collateral Debt Security is sold pursuant to the Liquidation Procedures (and in any event no later than the date 30 days after the Termination Date). With respect to any amount owed by Taberna to MLI hereunder that is not paid pursuant to this clause (D), Taberna agrees to pay MLI interest on any such unpaid amount at a per annum rate equal to LIBOR plus 2% until all amounts owed hereunder are paid in full.

6. Liquidation Procedures. With respect to the liquidation of any Collateral Debt Security pursuant to Section 5, the Liquidator shall provide a notice in writing of such of liquidation to the parties at least six Business Days prior to such liquidation and (1) Taberna (or its designee) shall have the right to purchase from MLI such Collateral Debt Security being so liquidated at a price equal to the greater of (A) the sum of (i) the fair market value of such Collateral Debt Security (as determined by the Liquidator in good faith, which determination shall be conclusive and binding on the parties hereto absent manifest error), plus (ii) if applicable and a positive number, the Notional Hedge Adjustment, and (B) the Designated Purchaser Purchase Price, if Taberna provides a notice in writing that it (or its designee) shall so purchase such Collateral Debt Security to MLI at least three Business Days prior to such liquidation and (2) if Taberna does not exercise its right to purchase such Collateral Debt Securities pursuant to clause (1) above, the Liquidator shall within the Liquidation Period (as defined below) following the event giving rise to such liquidation (A) obtain bids from (i) three leading dealers in subordinated debt or trust preferred securities which are not affiliates of MLI (such dealers, the “Market Makers”) and (ii), if Taberna desires, from Taberna, to purchase such Collateral Debt Security; (B) notify each

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party hereto of all such bids; and (C) sell such Collateral Debt Security to the highest bid received from (x) the Market Maker providing the highest bid price; (y) in the event that two or more Market Makers solicited provide an identical bid, any such Market Maker selected by the Liquidator in its reasonable business judgment (collectively, the “Liquidation Procedures”) or (z) if Taberna provides the highest bid, to Taberna or its designee. Simultaneously with the liquidation of any Collateral Debt Security hereunder, MLI shall terminate the related Hedge Agreement, if any, entered into in respect of such Collateral Debt Security.

As used in this Section 6: (A) the “Liquidator” means (a) with respect to Section 5(A) or 5(B), MLI and (b) if not in respect of Section 5(A) or 5(B), (i) if the par amount of such Collateral Debt Security together with the aggregate par amount of Collateral Debt Securities already liquidated and concurrently being liquidated does not exceed the Pledged Collateral Amount, Taberna and (ii) otherwise, MLI; and (B) the “Liquidation Period” means with respect to any liquidation of a Collateral Debt Security, 10 Business Days.

7. Notices. Unless expressly provided otherwise in writing by the parties hereto, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, or in the case of facsimile, when confirmation of transmission is received, addressed as set forth below:

(A)	If to MLI:

Merrill Lynch International

c/o Merrill Lynch, Pierce,

Fenner & Smith Incorporated

4 World Financial Center, 7th Floor

New York, New York 10080

Attention: Christopher Ricciardi

Phone No.: (212) 449-9638

Fax No.: (212) 449-6347

With a copy to:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

4 World Financial Center, 12th Floor

New York, New York 10080

Attention: Sales & Trading TM Group

Phone No.: (212) 449-8123

Fax No.: (212) 449-0265

(B)	If to Taberna.:

Taberna Funding, LLC

450 Park Avenue

23rd Floor

New York, New York 10019

Attention: Jack Salmon

Phone No.: (212) 735-1480

Fax No.: (212) 735-1499

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With a copy to:

Taberna Realty Finance Trust

1818 Market Street

28th Floor

Philadelphia, Pennsylvania 19103

Attention: Raphael Licht Esq.

Phone No.: (215) 861-7884

Fax no.: (215) 861-7878

Any party hereto may alter the address or facsimile number to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 7 for the giving of notice.

8. Term. This Agreement shall continue in full force and effect and shall be irrevocable by any party hereto until the earlier of the Closing Date and the Termination Date; provided, that the obligations of the parties hereto under Sections 3(B)(iv), 5 and 6 shall survive any such termination.

9. Specific Performance. If any party fails to comply with any provision of this Agreement that is applicable to such party, the other party hereto may demand specific performance of this Agreement and may exercise any other remedy available at law or equity.

10. Choice of Law; Service of Process. This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or in relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT OR CONDUCT IN CONNECTION WITH THIS AGREEMENT IS HEREBY WAIVED. The parties hereto submit to the exclusive jurisdiction of the federal and New York state courts located in the Borough of Manhattan, in the City of New York, New York in connection with any dispute related to this Agreement or any of the matters contemplated hereby.

11. Entire Agreement; Third-Party Beneficiary. This Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof, and supersedes and cancels all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. This Agreement may not be amended or modified except by the parties hereto in writing.

Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to indicate that this Agreement has been entered into for the benefit of any person other than the

Taberna IV Secondary REIT Senior Warehouse Agreement

parties hereto. The parties hereto agree that MLPFS shall be a third-party beneficiary of each agreement or obligation in this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

12. Provisions Separable. If any term, provision, covenant or condition of this Agreement, or the application thereof to either party or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Agreement, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Agreement will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavour in good faith negotiations to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

13. Indulgences Not Waivers. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. The rights and remedies of the parties provided herein are cumulative and are in addition to, and not exclusive of, any rights, remedies, powers or privileges provided by law.

14. Titles Not to Affect Interpretation. The titles of the sections and paragraphs contained in this Agreement are for convenience only, and they neither form part of this Agreement nor are they to be used in the construction or interpretation hereof.

15. Counterparts. This Agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument. Delivery of an executed counterpart of this Agreement by telecopier or facsimile transmission shall constitute due and sufficient delivery thereof.

Taberna IV Secondary REIT Senior Warehouse Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MERRILL LYNCH INTERNATIONAL

By:
Name:
Title:

TABERNA FUNDING, LLC

By:	/s/ JACK SALMON
Name:	Jack Salmon
Title:	CFO

Acknowledged and Agreed:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
Name:
Title:

Taberna IV Secondary REIT Senior Warehouse Agreement

ANNEX A

Unless otherwise agreed to by MLI, a Collateral Debt Security that is REIT Senior Debt will be eligible for purchase by MLI for inclusion in the Warehouse Portfolio if, at the time it is purchased, it:

1. is a U.S. dollar denominated REIT Senior Debt rated, or issued by an issuer that has a rating of, “BBB-” of better by S&P; provided, that the aggregate par amount of Collateral Debt Securities issued by such issuers does not exceed $50,000,000;

2. is not a Defaulted Security;

3. provides for a fixed amount of principal to be payable at maturity;

4. is not a revolving security; and

5. is pre-screened for inclusion in a CDO by S&P, MLI and the Collateral Manager; and

6. would not result in the aggregate par amount of Collateral Debt Securities of a single issuer exceeding U.S.$ 10,000,000.

The foregoing requirements specified in clauses (1) through (6) above shall constitute the “Eligibility Criteria”; provided, that in determining whether a Collateral Debt Security meets the Eligibility Criteria (a) MLI shall be entitled to rely upon information pertinent to the Eligibility Criteria provided to MLI by the Collateral Manager in connection with the proposed acquisition of such Collateral Debt Security and (b) the Collateral Manager shall be entitled to rely upon MLI for information relating to any investment criteria established by the Rating Agencies as applicable to the Transaction.

A-1